Exhibit B


                             KEY ENERGY GROUP, INC.
                          PERFORMANCE COMPENSATION PLAN
                        (EFFECTIVE AS OF JANUARY 1, 1999)

Section 1. Purpose. The purposes of the Key Energy Group, Inc. Performance Compensation Plan (the "Plan") are (i) to compensate executive officers of Key Energy Group, Inc. (the "Company") on an individual basis for significant contributions to the Company and its subsidiaries, (ii) to encourage such executive officers to remain in the employ of the Company and (iii) to qualify any compensation paid under the Plan for tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, to the extent deemed appropriate by the Compensation Committee of the Board of Directors of the Company.

Section 2. Term. The Plan shall be effective as of January 1, 1999 (the "Effective Date"), and shall be applicable for the Company's fiscal year ending on June 30, 1999 and for the five (5) full fiscal years of the Company ending June 30, 2004, unless earlier terminated by the Company pursuant to Section 8.

Section 3. Coverage. For purposes of the Plan, the term "Participant" shall include for each fiscal year each executive officer so designated by the Compensation Committee within 90 days following either (i) the Effective Date of the Plan or (ii) the first day of such fiscal year, as the case may be. As used herein, the term "Company" includes both the Company and its subsidiaries, unless the context otherwise requires, and the term "executive officer" shall mean those individuals so designated by the Board from time to time.

Section 4. Annual Bonus.

Section 4.1. For each fiscal year of the Company, each Participant shall be entitled to receive an award of a bonus (the "Bonus") in an amount not to exceed the amount provided for in Sections 4.2 and 5.1. The amount of the Bonus which a Participant shall be eligible to earn under the Plan will be dependent upon, among other things, the attainment by the Participant of specified performance and other targets related to designated performance and other goals selected by the Compensation Committee.

Section 4.2. For each fiscal year, the formula for calculating the Bonus shall be determined by the Compensation Committee in writing, by resolution of the Compensation Committee or other appropriate action, not later than 90 days after
(i) the Effective Date of the Plan or (ii) the commencement of such fiscal year, as the case may be. Such formula shall be based upon one or more of the following criteria, individually or in combination, adjusted in such manner as the Compensation Committee shall determine: (a) pre-tax or after-tax return on equity; (b) earnings per share; (c) pre-tax or after-tax net income; (d) book value per share; (e) market price per share; (f) relative performance to peer group companies; (g) expense management; (h) total return to stockholders; and
(i) attainment of balance sheet criteria, including but not limited to reduction(s) in long-term and short-term indebtedness.

Section 4.3. As a condition to the right of a Participant to receive any Bonus under this Plan, the Compensation Committee shall first be required to certify in writing, by resolution of the Compensation Committee or other appropriate action, that the Bonus has been accurately determined in accordance with the provisions of this Plan.

Section 4.4. The Compensation Committee shall have the right to reduce the Bonus of any Participant in its sole discretion at any time and for any reason prior to the certification of the Bonus otherwise payable to such Participant pursuant to section 4.3 hereof.

Section 5. Allocations.

5.1. Prior to the commencement of each fiscal year, or not later than 90 days after the commencement of each fiscal year, the Compensation Committee shall determine in writing, by resolution of the Compensation Committee or other appropriate action, each Participant's Bonus; provided, however, that the aggregate amount(s) of any Bonus or bonuses which may be paid in any year pursuant to the Plan shall not exceed an amount which would cause the cost of the Plan for any fiscal year to amount to more than 10% of the Company's average annual income before taxes for the Company's five (5) full fiscal years preceding the Effective Date.

5.2. Notwithstanding anything in Section 5.1 to the contrary, any Participant who ceases to be an executive officer for any reason prior to the end of such fiscal year shall be entitled to a Bonus computed as follows: A Bonus first shall be computed as if such Participant had been an executive officer for the full fiscal year, and such bonus then shall be multiplied by a fraction the numerator of which shall be the number of days in the fiscal year through the date the Participant ceased to be an executive officer and the denominator of which shall be the number of days in the fiscal year. If a Participant ceases to be an executive officer after the end of the fiscal year in respect of which such Bonus is payable, the amounts thereof nonetheless shall be payable to him or his estate, as the case may be.

5.3. Except as hereinafter provided, Bonuses for a fiscal year shall be payable as soon as practicable following the certification thereof by the Compensation Committee for such fiscal year.

5.4. The Compensation Committee may determine that payment of a portion of the Bonuses shall be deferred, the periods of such deferrals and any interest, not to exceed a reasonable rate, to be paid in respect of deferred payments. The Compensation Committee may also define such other conditions of payments of Bonuses as it may deem desirable in carrying out the purposes of the Plan.

Section 6. Administration and Interpretation. The Plan shall be administered by the Compensation Committee, which shall have the sole authority to interpret and to make rules and regulations for the administration of the Plan. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Compensation Committee deems necessary or desirable to carry it into effect. Any decision of the compensation Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. No member of the Compensation Committee and no officer of the Company shall be liable for anything done or omitted to be done by him or her, by any other member of the Compensation Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for his or her own willful misconduct or as expressly provided by statute. The Compensation Committee may request advice or assistance or employ such persons (including, without limitation, legal counsel and accountants) as it deems necessary for the proper administration of the Plan.

Section 7. Administrative Expenses. Any expense incurred in the administration of the Plan shall be borne by the Company out of its general funds.

Section 8. Amendment or Termination. The Compensation Committee of the Company may from time to time amend the Plan in any respect or terminate the Plan in whole or in part, provided that no such action shall retroactively impair or otherwise adversely affect the rights of any Participant to benefits under the Plan which have accrued prior to the date of such action.

Section 9. No Assignment. The rights hereunder, including without limitation rights to receive a Bonus, shall not be sold, assigned, transferred, encumbered or hypothecated by an employee of the Company (except by testamentary disposition or intestate succession), and, during the lifetime of any recipient, any payment of a Bonus shall be payable only to such recipient.

Section 10. The Company. For purposes of this Plan, the "Company" shall include the successors and assigns of the Company, and this Plan shall be binding on any corporation or other person with which the Company is merged or consolidated, or which acquires substantially all of the assets of the Company, or which otherwise succeeds to its business.

Section 11. Stockholder Approval. This Plan shall be subject to approval by the affirmative vote of a majority of the shares cast in a separate vote of the stockholders of the Company at the 1998 Annual Meeting of Stockholders, and such stockholder approval shall be a condition to the right of a Participant to receive any Bonus hereunder.